1919 Investment Counsel, LLC Code of Ethics (the “Code”)

Effective October 15, 2025

This document is for internal use only and should not be provided to any third party without prior Compliance approval.

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TABLE OF CONTENTS

I.	Introduction	1
II.	Identifying Conflicts of Interest	1
III.	Privacy	2
IV.	Gifts and Entertainment	3
V.	Political Contributions	4
VI.	Outside Business Activities	4
VII.	Personal Trading	4
a.	Pre-Clearance and Approval	5
b.	Circumstances That May Restrict Personal Trading	5
c.	Prohibited Transactions	5
d.	Required Reporting	6
e.	Exemptions	7
VIII.	Protection of Material Non-Public Information	7
IX.	Maintenance of Restricted List	8
X.	Reporting Violations and Whistleblower Protection	8
XI.	Copyright	9
XII.	Books and Records	9

Appendix A: Reportable and Non-Reportable Securities		11
Appendix B: Glossary		12

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I.     Introduction

1919 Investment Counsel, LLC (“1919” or the “Firm”) requires that all employees1 conduct themselves according to the highest ethical standards and consistent with the Firm’s fiduciary duty. The Firm has adopted this Code in compliance with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17-j under the Investment Company Act of 1940. The Code sets standards of conduct to execute our fiduciary duty and to help employees avoid or mitigate actual or perceived conflicts of interest that may arise from employee activities, such as personal trading and outside business activities.

The Code is applicable to all 1919 employees, each deemed to be an “Access Person”2, unless exempted by Compliance. 1919 Compliance together with senior management reserves the right to make exceptions on a case-by-case basis to the requirements in the Code if such exceptions do not violate applicable regulations or law.

All potential conflicts of interest cannot be contemplated here or by applicable law. Therefore, employees must use sound judgment in executing the following duties, and are always encouraged to report any concerns to their supervisor or Compliance:

    Place the interest of clients first.
    Avoid any actual or perceived conflict of interest.
    Do not take inappropriate advantage of your position at 1919.
    Comply with applicable regulations and laws.

In the event of a conflict between the Code and other applicable standards, the more stringent will apply. Employees are strictly prohibited from engaging in any action directly or indirectly to:

    Mislead a client by making an untrue statement of material fact or failing to disclose material facts to a client;
    Engage in any act, practice or course of conduct which operates or would operate as fraud or deceit upon a client; or

    Engage in any manipulative practice in relation to clients or securities, including but not limited to, price manipulation.

When in doubt about how to resolve a matter, it should be resolved in favor of the client.

All employees are required to familiarize themselves with the Code. On an at least annual basis, employees will be required to acknowledge receipt and understanding of the Code and to complete related training. Failure to comply with the Code may result in disciplinary action, up to and including disgorgement of profits, and/or termination of employment.

II.     Identifying Conflicts of Interest

A conflict of interest may arise when a person or firm has an incentive to serve an interest at the expense of another interest or obligation. Every 1919 employee must take reasonable precautions to prevent conflicts of interest from posing actual or perceived material risks or harm to clients by being diligent about identifying and reporting conflicts to Compliance. Such conflicts of interest may include:

1 For purposes of this Policy, “employees” include full time and part time personnel, temporary workers, contractors, and interns.
2 Capitalized terms are defined in Appendix B of this Code.

    Firm and client conflicts, such as where 1919 performs multiple roles with respect to a client or transaction or where the Firm may provide portfolio advice or discretionary portfolio management services and the Firm may also sell products that it or affiliated companies issue;
    Client and client conflicts, such as if the Firm were in initial discussions with clients on both sides of a potential engagement, or if 1919 has multiple clients interested in acquiring the same assets;
    Employee and client conflicts, which could arise if compensation arrangements or incentives for the Firm or its associates could affect whether employees recommend or offer a particularly security or transaction to a client;
    Employee and Firm conflicts, such as if an employee were to engage in personal trading or outside business activities that could conflict with a client or with 1919; and
    Vendor and client conflicts, such as if a vendor were to misuse or inadequately protect confidential client information during or after a relationship with the vendor is terminated.

The existence of a conflict does not necessarily mean that there will be harm to one party’s interests. Depending on the facts and circumstances, many actual or perceived conflicts may be mitigated through disclosure, consent or other mitigation. If 1919 does not consider arrangements are sufficient to manage a conflict, the Firm may choose to disclose specific conflicts to clients before undertaking any business, and to ask for their informed consent to act, notwithstanding the existence of any such conflict. 1919 may decline to act if arrangements are deemed insufficient to ensure with reasonable confidence that a material risk of damage to the interests of a client can be avoided.
III.     Privacy

In the course of normal business activities, employees may receive non-public information concerning clients and potential clients. This information must be treated with reasonable care and discretion.

Every employee is responsible for ensuring that non-public client and Firm information remains secure and confidential, and is used only for appropriate business purposes. An individual’s status as a 1919 employee does not entitle them to confidential client or Firm information, access to which is granted only on a need to know basis in accordance with the employee’s role. During the normal course of business, 1919 may be required to share certain confidential information with affiliates or third-parties to facilitate transactions or provide services to clients. Such information sharing should only be done under agreements with these affiliates or third-parties that include assurances regarding the protection of this information and in accordance with disclosures to clients.

In compliance with Regulation S-P, 1919 has established standards to safeguard and protect clients from the unauthorized disclosure of their non-public personal information. Every employee is expected to take all reasonable precautions to:
    ensure the security and confidentiality of such records and information;
    protect against any anticipated threats or hazards to the security and integrity of such records and information;
    protect against the unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any client; and
    protect against unauthorized access to or use of Consumer Report Information in connection with the disposal of such information.

At a minimum, employees:
    may only access non-public client information on a need-to-know basis;
    may only store non-public client information in designated systems or drives;
    are strictly prohibited from using personal e-mail accounts for work-related purposes; and
    are strictly prohibited from sharing client non-public information with affiliates or third parties without express approval from Compliance

If 1919 receives non-public information relating to its clients from a Non-Affiliated Third Party, 1919 will treat such information in the same manner as it would any other non-public client information in its possession.
IV.     Gifts and Entertainment

Gifts and/or Entertainment may be exchanged from time to time in the course of ordinary business between employees and clients (including their agents, representatives and intermediaries), vendors, or others with whom the Firm may have or seek to build a commercial relationship. However, Gifts and/or Entertainment must be suitable in nature and frequency, have an appropriate business rationale, and may not be excessive. Gifts and/or Entertainment that may harm the reputation or the integrity of the Firm are strictly prohibited.

Employees are prohibited from accepting or giving3:

    Gifts and/or entertainment that are solicited or have an expectation of a quid pro quo
    Securities
    Gifts to politically exposed persons and government officials (including employees of a government agency, such as an employee of a state university), including their spouses and domestic partners, and employees of an exchange (e.g., New York Stock Exchange) or union.

Employees must obtain prior Compliance approval before accepting or giving:

    Travel
    Lodgings
    Gifts with an aggregate market value of more than $500 per person per year
    Attendance or participation that may be considered a political contribution
    Entertainment to politically exposed persons and government officials (including employees of a government agency, such as an employee of a state university), including their spouses and domestic partners, and employees of an exchange (e.g., New York Stock Exchange) or union4.

Provided the Gift and/or Entertainment is infrequent, appropriate and has a legitimate business rationale, employees may exchange:

    Meals
    Local transportation (e.g., taxis to and from meetings)
    One-off gifts for life events (e.g., births, bereavement, milestone birthdays, housewarming, get well gifts)

If an employee receives any Gift or Entertainment that is prohibited under this Code, they must promptly notify Compliance to assist with appropriate remediation (e.g., reimbursement, return).

Employees may not do indirectly that which they are prohibited from doing directly – namely, employees may not engage in prohibited Gift and/or Entertainment exchanges because they personally cover the costs and do not seek reimbursement from 1919. Gifts and Entertainment given to or by Access Persons based on personal (i.e., unrelated to 1919) relationships, such as among family members, are not subject to restrictions under the Code.

V.     Political Contributions

3 This prohibition does not apply to gifts or compensation from 1919 or Stifel Financial Corp. to employees.
4 The U.S. Department of Labor requires reporting by investment managers of certain payments (e.g., gifts, meals and Entertainment) made to a union or officer, trustee, agent, employee or other representative of a union with a total value of over $250 during any fiscal year.

1919 respects employees’ right to participate or not participate in the political process. However, the Firm must comply with Rule 206(4)-5 of the Investment Advisers Act of 1940, “pay-to-play” rules, to prevent an actual or perceived conflict of interest with respect to public pension plan assets or other government investment accounts. Failure to comply may result in 1919 being barred from providing investment advisory services to public pension plan assets or other government investment accounts in particular jurisdictions for up to two years and censure.

Neither the Firm nor any employee may make or influence others to make political contributions for the purpose of influencing a government official's or fiduciary's decision to hire or retain 1919 or its affiliates. A “contribution” includes a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office, as well as “in-kind” donations such as use of your home or venue for campaign events.

Employees must obtain prior approval for political contributions exceeding $150 in aggregate per official, party or PAC per election by submitting a request in ComplianceAlpha.

Prior to accepting a government entity as a new client, a member of the investment team should notify Compliance. Compliance will review any relevant employee political contributions for the preceding two years to confirm whether any such past contributions would prohibit 1919 from receiving compensation for providing investment advisory services to the entity.

Additionally, new hires are required to disclose any of their political contributions during the two-year period prior to the intended hire date. Compliance will review these contributions to confirm whether any could restrict 1919's ability to provide investment advisory services to a government entity client.

VI.     Outside Business Activities

Employees wishing to engage in an “outside business activity” are required to obtain approval from their supervisor and Compliance prior to doing so by submitting a request in ComplianceAlpha. Outside business activities include:
    becoming employed by or engaged in any outside business;
    becoming employed by or receiving compensation from any other person or organization; and
    serving in a fiduciary capacity (e.g., trustee or board member) for a person or organization other than a family member

If an approved outside business activity later poses a conflict of interest that can’t be mitigated or otherwise may incur reputational harm to the Firm or its clients, such approval may be terminated. When evaluating outside business activity requests, supervisors and Compliance will consider, at a minimum,:
    compliance with applicable laws and regulations;
    whether the Firm is able to allocate resources for appropriate monitoring;
    whether the activity involves prolonged absences during business hours; and
    the potential need to implement information barriers and/or trading restrictions.

VII.     Personal Trading

The conduct of employees’ personal trading activity, whether on their own behalf or on behalf of another, must be above reproach. Generally, employees should conduct their personal trading in such a manner that does not violate their fiduciary duties. Employees may not trade excessively5 or in such a way that interferes with their duties, does not disadvantage any clients – including trading while in possession of material non-public information (“MNPI”).

a.    Pre-Clearance and Approval – Refer to Appendix A
5 Compliance monitors potential excessive trading through ComplianceAlpha.

Employees must pre-clear and receive prior approval through ComplianceAlpha or in writing from Compliance for all Personal Securities Transactions, including private placements and other private investments, unless the transaction is subject to an exemption under this Code (refer to Appendix A).

When granted, pre-clearance is effective until the earlier of (1) its revocation by Compliance, (2) the close of business on the day after preclearance is granted, or (3) the moment the Access Person learns that any information provided in seeking preclearance is not accurate. If the order is not placed within that period, a new pre-clearance approval must be obtained before the order is placed. If the order is placed but has not been executed before the pre-clearance expires (for example, in the case of a limit order or good-until canceled order), no new pre-clearance is required unless the Access Person amends the original order in any way or learns that the information provided in seeking pre-clearance is not accurate.

All employees are deemed to be Access Persons unless determined otherwise by Compliance.

b.    Circumstances That May Restrict Personal Trading

Access Persons may be restricted from executing certain transactions:
    Securities traded for client accounts the same day
    Black-out periods in registered funds advised by 1919
    Section 16 holding periods
    Securities issued by Stifel or affiliates
    Transactions involving unacceptable conflicts of interest

c.    Prohibited Transactions

i.    Applicable to all employees:

    Initial Public Offerings, with the exception of a new offering of shares of a mutual fund that is not a Stifel-Affiliated Fund
    No employee or same-household Immediate Family member may sell shares of a Stifel-Affiliated Fund or a fund advised by 1919 within sixty calendar days of purchasing shares of the same Fund (“60 Day Holding Period).
    Employees are prohibited from purchasing (or selling short) a security (or its economic equivalent) with the intention of recommending that the security be purchased (or sold) for a client for the purpose of supporting or increasing (or protecting) the price of the security for the direct or indirect benefit of the employee, rather than the benefit of the client. This activity, referred to as “scalping” is prohibited whether or not an employee realizes a profit from the subject transaction.

ii.    Applicable to 1919 Traders and Named Portfolio Managers of Registered Funds Advised by 1919:

    Day of fund trade: 1919 fund portfolio managers and traders are prohibited from making Personal Securities Transactions in a Security the same day a fund advised by 1919 trades in the Security, if at the time of the Personal Securities Transaction, they are aware the Security is being, or will be, bought or sold by the Fund on the same day.

    Post-fund trades:  For seven days after a fund advised by 1919 transacts (buy or sell) in a Security, the fund’s 1919 portfolio manager is prohibited from making any opposite-direction Personal Securities Transaction in a Security bought or sold for the fund unless the fund transaction was driven by fund share redemptions or subscriptions.

d.    Required Reporting

Within ten business days of becoming an Access Person and within 30 days of quarter-end thereafter, an Access Person must disclose all of their Personal Securities Accounts and Personal Securities Holdings. This includes (i) the Access Person’s securities accounts and holdings, and (ii) certain securities accounts and holdings of Immediate Family members. The disclosed information must be as of the most recent calendar quarter-end. Personal Securities Account information must include the title and number of the account and the name of the broker or bank at which the accounts maintained. Personal Securities Holdings information must include (i) the title and type of each Security (other than Exempt Securities), and as applicable the exchange ticker symbol or CUSIP number, and (ii) the number of shares or principal amount of each Security (other than Exempt Securities).

For a Personal Securities Transaction (including a Securities transaction of a same-household Immediate Family member, but excluding transactions in Exempt Securities), such as a gift or inheritance, that is not reflected on account statement or transaction confirmation provided to Compliance, an Access Person must provide the following information no later than thirty days after the end of the calendar quarter in which the transaction occurs: (i) the date of the transaction, (ii) the title of the Security, and (iii) as applicable, the Security’s exchange ticker symbol or CUSIP number, interest rate, maturity date, number of shares, and principal amount.

The following are exempt from required reporting:

    Exempt Securities Accounts. An Access Person is not required, pursuant to the provisions of this Section II, to disclose Personal Securities Accounts that are Exempt Securities Accounts – i.e., that hold only, and include transactions only in, Exempt Securities (refer to Appendix B). Nor is an Access Person required to disclose holdings or transactions in Exempt Securities Accounts.

    Systematic Investment/Withdrawal Plans. An Access Person is not required, pursuant to the provisions of this Section II, to disclose Personal Securities Accounts in a Systematic Investment/Withdrawal Plan – i.e., a dividend reinvestment plan or other plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) an investment account in accordance with a predetermined schedule and allocation. Nor is an Access Person required to disclose holdings or transactions in Securities in a Systematic Investment/Withdrawal Plan account.

i.    New Accounts

An Access Person may open a new Personal Securities Account (including a Securities account of a same-household Immediate Family member) only with an Approved Broker, unless (i) Compliance gives approval of the opening of the Personal Securities Account with a broker or bank that is not an Approved Broker, or (ii) the Personal Securities Account holds only, and includes transactions only in, Exempt Securities – i.e., only if it is an “Exempt Securities Account”. An Access Person must notify Compliance immediately upon the opening of a new Personal Securities Account that is not an Exempt Securities Account. Such notice must identify the broker or bank maintaining the account, the title and number of the account, the date the account was opened, and the date the notice or report was submitted.

ii.    Converting an Exempt Securities Account to a Non-Exempt Account

If an Access Person plans to make a transaction in securities that are not Exempt Securities in an Exempt Securities Account, the Access Person must notify Compliance that the account will no longer be an Exempt Securities Account. Such notification must identify the broker or bank maintaining the account and the title and number of the account.

e.    Exemptions

The following transactions are exempt from the pre-clearance requirement:

    Systematic Investment/Withdrawal Plans: Securities in a Systematic Investment/Withdrawal Plan accounts, including a Stifel-Affiliated Fund and funds advised by 1919
    Non-Discretionary Accounts: Accounts in which the Access Person does not direct or effect trades.
    Registered funds: Purchase or sale of a ’40 Act registered fund.
    Exempt Managed Accounts. Any purchase or sale of a Security in a Personal Securities Account for which the Access Person (i) submits a certification and agreement as to non-involvement with investment decisions (via ComplianceAlpha or by completing and submitting to the CCO the Managed Account Certification and Agreement attached as Appendix B), and (ii) complies with such certification and agreement. A Personal Securities Account for which an Access Person satisfies these requirements is referred to herein as an “Exempt Managed Account.”
    No Beneficial Interest Accounts. Any purchase or sale of a Security in a Personal Securities Account for which the Access Person (i) submits a certification and agreement as to no direct ownership and non-involvement with investment decisions (via ComplianceAlpha), and (ii) complies with such certification and agreement. A Personal Securities Account for which an Access Person satisfies these requirements is referred to herein as a “No Beneficial Interest Account.”
    Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.
    Rights. Any acquisition of Securities through the exercise of rights issued pro rata to all holders of a class of Securities.
    Exempt Securities. Any transaction in Exempt Securities.

VIII.     Protection of Material Non-Public Information (“MNPI”)

Information is considered to be MNPI if (a) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; (b) there is a substantial likelihood that it would be viewed by a reasonable investor as having significantly altered the 'total mix' of information made available; and (c) is not generally publicly available. Information ceases to be MNPI when it is no longer material (e.g., stale) or when it has been widely disseminated (as opposed to among a select group of market participants), such as a press release, and the market has had sufficient time to absorb it.

Employees are strictly prohibited from:
    sharing MNPI with affiliates or third parties without Compliance approval, or with employees who do not have a need to know;
    trading for themselves or on behalf of clients, or influencing others to trade on the basis of MNPI

Examples of MNPI include, but are not limited to:
    forecasts and projections from the issuer
    confidential information about a subsidiary may also constitute MNPI about the parent company if the subsidiary is or potentially material to the parent company’s revenues confidential information about a company’s competitor that may in turn materially impact that company pending litigation
    pending regulatory approvals
    product launches or enhancements
    changes in management

Employees should also be cautious in conversations with clients who may be considered “value-added investors”, such as corporate officers or directors of public companies, private fund executives, or brokerage executives. Such clients may share information about their professional profile when discussing their financial planning and goals and employees must be vigilant if such information may amount to MNPI about their employer.

In the event an employee would like to use an expert network (for investment research purposes), they must first obtain approval from the Chief Investment Officer and Compliance. If approved, the Firm must enter into a written agreement with the expert network beforehand and Compliance will chaperone and log the communication with the expert.

In the event that an employee comes into possession of MNPI, including in a personal capacity (e.g., a friend shares that their company is about to announce a new product), they must promptly notify Compliance to determine whether the issuer must be included on a restricted list and/or whether to implement an information barrier.

IX.     Maintenance of Restricted List

Compliance will maintain a "restricted list" of issuers about which the Firm is believed to possess MNPI. Employee personal trading and discretionary trading for clients is prohibited in the securities of issuers on the restricted list. The contents of the restricted list may be considered MNPI and employees should treat the restricted list as strictly confidential.

X.     Reporting Violations and Whistleblower Protection

If an employee suspects a potential violation of the Code, or 1919’s ethical or fiduciary duties, they may report their suspicion to their supervisor or Compliance. Employees who do not feel comfortable doing so may also report potential violations under Stifel Financial Corp.’s Whistleblower Policy, either anonymously or using their name, as follows:

By mail:            By internet (via Stifel’s EthicsPoint Hotline)
Internal Audit Director        https://secure.ethicspoint.com/domain/media/en/gui/27979/index.html
Stifel Financial Corp.
One Financial Plaza        By phone (via Stifel’s EthicsPoint Hotline)
501 N. Broadway        1-866-514-5292
St. Louis, MO 63102

1919 strictly prohibits retaliation against employees for reporting potential violations. Nothing in this Code prohibits an employee from reporting information concerning potential violations of any statute, rule, ordinance or regulation (i) to 1919’s parent company, Stifel Financial Corp. (“Stifel”), in accordance with any applicable policies and/or procedures Stifel has adopted with respect to such matters, or (ii) to any governmental agency, in accordance with any applicable whistleblower provisions of federal law or regulation. Nor shall this Code prohibit an Access Person from exercising any other legally protected whistleblower rights, including but not limited to, those rights afforded by Rule 21F under the Securities Exchange Act of 1934, as amended. In addition, an Access Person, in certain limited situations, may disclose confidential information, including trade secret information, to a government official or to an attorney and use it in certain court proceedings without fear of prosecution, liability or retaliation, provided the Access Person does so in compliance with the federal Defend Trade Secrets Act (18 U.S.C §1836 et seq.).

XI.     Copyright

Copyright infringement occurs when a copyrighted work is reproduced, distributed, performed, publicly displayed, or made into a derivative work without the permission of the copyright owner. Employees are strictly prohibited from intentionally or through failing to take reasonable precautions to avoid infringing on (a) another party’s copyright in the course of their duties for 1919, (b) using or infringing upon 1919’s copyrights for any use other than as permitted for performing their duties to the firm and its clients, and/or (c) failing to clearly disclose if artificial intelligence was used to create a substantial portion of the content or output.

In some instances, it is permissible to use limited portions of work by a third-party including quotes, for purposes such as commentary, criticism, news reporting, and scholarly reports depending upon the factors of fair use:

    Purpose and character of the use
    Nature of copyrighted work
    Amount and substantiality of the portion used in relation to the copyrighted work as a whole (both the quantity and quality of the copyrighted work that was used)
    Effect of the use on the potential market for or value of the copyrighted work

If in doubt whether use of a work is permissible, employees should contact Compliance.
XII.     Books and Records

Rule 204-2, known as the “Books and Records Rule”, requires registered investment advisors to make and keep true, accurate and current certain books and records relating to its investment advisor business. Required books and records shall be maintained and preserved in an easily accessible manner for a period of not less than five years from the last day of the fiscal year in which last entry was made on a record. Books and records must be maintained in an easily accessible manner for the first two years. Records pertaining to advertising/marketing or performance data must be kept for five years from the last day of the fiscal year during which the required record was last published or disseminated. Partnership articles and any amendments to the articles, articles of incorporation, charters, minute books and stock certificate books shall be maintained and preserved for at least three years after termination of the entity.

Required books and records include:
    Journals and other records forming the basis of entries in any of 1919’s ledgers
    General ledger reflecting assets, liabilities, capital, reserves, income and expenses
    Memoranda of each order placed on behalf of a client
    Bank records, including check books, bank statements, canceled checks and cash reconciliations
    Bills and statements relating to the adviser’s business
    Trial balances, financial statements and internal audit working papers relating to the adviser’s business
    Written communications, to and from clients
    List of client accounts in which adviser has discretionary authority and instruments granting discretionary power (powers of attorney)
    Written agreements with clients
    Copies of all advertising and other distributed materials
    Personal transaction reports
    Adviser’s Form ADV Part II or other disclosure statement provided for purposes of complying with the “Brochure Rule”
    Solicitors’ disclosure statements and client acknowledgments
    Accounts, books, working papers and other records substantiating prior performance claims
    Written compliance policies and procedures

    Records of sale and purchase transactions and access to a client’s current securities position
    Corporate formation and governance documents
    Records related to custody
    Proxy voting records

Appendix A

Reportable and Non-Reportable Securities

Security Type	Preclearance Required?	Subject to 1-day (open order) blackout?	Subject to 7-day 1919 Funds PM blackout?
Equity Securities, Real Estate Investment Trusts (REIT”), and options contracts if market capitalization of the underlying security has a market capitalization in excess of $1 billion at time of trade.	Yes	No	Yes
Equity Securities, Real Estate Investment Trusts (REIT”), and options contracts if market capitalization of the underlying security has a market capitalization less than or equal to $1 billion at time of trade.	Yes	Yes	Yes
ETF / ETN	Yes	No	Yes
Fixed Income including Corporate Bonds	Yes	No	Yes
Municipal and General Obligation Bonds (other than those issued by the State of Maryland and its jurisdictions).	Yes	No	Yes
Municipal and General Obligation Bonds issued by the State of Maryland or its jurisdictions.	Yes	Yes	Yes
Closed-End Mutual Funds	Yes	No	Yes
Commodities including commodity futures	Yes	No	Yes
Futures	Yes	No	Yes
UITs	Yes	No	Yes
Private Placement or Limited Offerings	Yes	No	Yes
Securities offered as part of an Initial Public Offering (“IPO”)	PROHIBITED FROM TRADING EQUITY IPOs
Direct obligations of the U.S. Government	No	No	Yes
Money Market Instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds, etc.)	No	No	Yes
Open-End Mutual Funds, including Stifel Affiliated Funds	No	No	Yes
UITs that invest solely in open-end mutual funds	No	No	Yes
Cryptocurrency	No	No	Yes

Appendix B

Glossary

Access Persons: A SEC registered investment adviser’s “access persons” are any of the investment adviser’s supervised persons who have access to non-public information regarding any investment advisory client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or any person who is involved in making securities recommendations to investment advisory clients, or who has access to such recommendations that are nonpublic. If providing investment advice is an investment adviser’s primary business, all of its directors, officers and partners are presumed to be access persons.

Beneficial Interest: means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. Refer to the “Personal Securities Account” definition below for a listing of the different types of securities accounts in which an Access Person is deemed to have a Beneficial Interest under this Code.

In addition, an Access Person is deemed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person provides Compliance with satisfactory assurances that the Access Person does not have an ownership interest, individual or joint, in the Security and exercises no influence or control over investment decisions made regarding the Security.

Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the Compliance’s attention. Such questions will be resolved in accordance     with, and this definition is subject to, the definition of "beneficial owner" in Rules 16a-    1(a) (2) and (5) under the Securities Exchange Act of 1934, as amended.

Client: any person or entity to which 1919 provides professional services, including investment advisory, family office and bill pay services, and middle- and back-office services.

Contribution: gift, subscription, loan, advance, deposit of money, or “anything of value”

Cryptocurrency: Also referred to as “digital asset”, is an asset that is used and/or transferred using distributed ledger or blockchain technology (“distributed ledger technology”), including, but not limited to “virtual currencies”, “coins”, and “tokens”. Cryptocurrency does not include pooled investment vehicles, such as mutual funds or exchange traded funds, that may have cryptocurrency exposure and in which 1919 does not have direct responsibility for the vehicle’s security selection.

Entertainment: means any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference, in which the person providing or paying for such entertainment (or one or more representatives thereof ) accompanies and participates with the person receiving such entertainment irrespective of whether any business is conducted during, or is considered attendant to, such event.

Equivalent Security: means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that Security. Options on Securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

Exempt Securities: means the following: (i) bankers’ acceptances, (ii) bank certificates of deposit, (iii) commercial paper, (iv) repurchase agreements, (v) direct obligations of the U.S. Government, (vi) money market funds, (vii) open-end mutual funds other than 1919 Funds and other Stifel-Affiliated Funds, and (viii) unit investment trusts (“UITs”) that invest solely in open-end mutual funds, other than 1919 Funds and other Stifel-Affiliated Funds.

Gift:  (1) goods (includes gift baskets, perishable items); (2) branded promotional items valued at more than $30; (3) entertainment (includes meals, tickets to sporting and theater events) which is extraordinary, excessive, or at which representatives of both 1919 and the client are not in attendance.

Government Entity: Any state or political subdivision of a state, including:
(1)    Any agency, authority or instrumentality of the state or political subdivision
(2)        Any pool of assets established by a state or political subdivision (e.g., defined benefit plans and state general funds)
(3)    Any participant-directed investment plan or program established by a state or political subdivision
(e.g., 529 plans or 403(b) and 457 retirement plans)
(4)    Any officers, agents or employees of a state or political subdivision
(5)    An “Official”, which is any person who, at the time the contribution is made, was an incumbent, candidate or successful candidate for an elective office of a government entity
(6)    An office that is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity

Immediate Family: (1) any of the following persons sharing the same household with the employee (excluding temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, or adoptive relative, (2) any person sharing the same household with the employee (excluding temporary house guests) that holds an account in which the employee is a joint owner or listed as a beneficiary; or (3) any person sharing the same household with the employee in which the employee contributes to the maintenance of the household and material financial support of such person.

Initial Public Offering: means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering: means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under such Act.

Material Non-Public Information: Information is considered to be MNPI if (a) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; (b) there is a substantial likelihood that it would be viewed by a reasonable investor as having significantly altered the 'total mix' of information made available; and (c) is not generally publicly available.

Personal Securities Account: means a securities account that includes Personal Securities Holdings (i.e., holdings of Securities in which Access Person has a Beneficial Interest) or Personal Securities Transactions (i.e., transactions in Securities in which Access Person has or acquires a Beneficial Interest) of the Access Person. The following are Personal Securities Accounts for purposes of this Code:

(1)    Securities accounts of an Access Person – for example, taxable investment accounts, IRA accounts, 401(k) accounts, etc.;

(2)    Securities accounts jointly owned by an Access Person – for example, a securities account an Access Person jointly owns with his or her spouse or domestic partner;
(3)    Securities accounts of a partnership if the Access Person is a general partner of the partnership;
(4)    Securities accounts of a trust if (i) the Access Person is a trustee of the trust and the Access Person or an Immediate Family member is a beneficiary, (ii) the Access Person is a beneficiary of, and has or shares investment control over, the trust, or (iii) the Access Person is the settlor of the trust and has the right to revoke the trust without the consent of another person.
(5)    Securities accounts of a corporation if the Access Person has a controlling interest in the corporation; and
(6)    Either of the types of accounts described in clauses (1) and (2) above of an Immediate Family member of the Access Person if (i) the Immediate Family member lives in the same household with the Access Person, or (ii) the Access Person has investment decision making authority for the account.

Personal Securities Holdings: means Securities in which an Access Person has a Beneficial Interest.

Personal Securities Transaction: means a purchase, sale or other acquisition or disposition of Securities in which an Access Person has or acquires a Beneficial Interest.

Security: includes stock, notes, bonds, debentures, and other evidence of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. Solely for purposes of the Code, “Security” also includes futures and options on futures.

Stifel-Affiliated Fund: means an investment company registered under the Investment Company Act of 1940 (or a portfolio or series thereof, as the case may be) for which an affiliate of Stifel Financial Corp. acts as investment adviser or principal underwriter. Stifel-Affiliated Funds include the 1919 Funds.

Supervised Persons: Any employees, partners, officers, directors (or other persons occupying a similar status or performing similar functions) as well as any other persons that provide advice on the investment adviser’s behalf and are subject to the investment adviser’s supervision and control.